EXHIBIT (a)(1)(S)

FINANCIAL CONTACT: David R. Sonksen

Executive Vice President and CFO

Tel: (949) 221-7101

EDITORIAL CONTACT: Cliff Silver

Manager, Corporate Communications

Tel: (949) 221-7112

Microsemi Announces Completion of its Offer to Amend and

Accelerate Employee Stock Options

IRVINE, Calif. (PrimeZone) -Sept. 22, 2005 — Microsemi Corporation (Nasdaq:MSCC) announced that it has completed its Offer to Amend and Accelerate Employee Stock Options, which expired on Tuesday, September 20, 2005 at 5:00 P.M. U.S. Pacific Daylight Time. Pursuant to this offer, the Company accelerated the vesting, at the election of the option holders, of some of the outstanding employee stock options under its 1987 Stock Plan, as amended. As a result, options held by employees to purchase approximately 5,147,910 shares of common stock became fully vested and exercisable on September 21, 2005. The acceleration included options held by executive officers to purchase approximately 1,324,000 shares. A total of approximately 5,163,975 options had been eligible for the offer.

Microsemi believes that completion of the offer will benefit all Microsemi stockholders by substantially reducing future compensation expense that the Company would otherwise recognize in its income statements with respect to the outstanding options as they vest. The completion of the offer coincided with Microsemi’s planned October 3, 2005 adoption of FASB Statement No. 123R, “Share-Based Payment,” effective for its fiscal year 2006. Therefore, the Company wanted to accelerate vesting of options into its fiscal year 2005 before the new accounting rule takes effect.

Under the terms of the offer, the shares of common stock to be issued upon exercise of the accelerated options, once purchased, shall belong to the option holder, and shall be registered in the name of the option holder, free of forfeiture provisions. Upon exercise of these options, holders may sell a portion of these shares pursuant to a public market sale to the extent necessary to pay the option holders’ out-of-pocket costs for the option exercise price, taxes and commissions. The remaining shares are non-transferable, except pursuant to the laws of descent and distribution, with sale restrictions lapsing under the original, non-accelerated, vesting period.

THIS IS NOT AN OFFER OF ANY SECURITY FOR SALE.

About Microsemi

Microsemi is a leading designer, manufacturer and marketer of high performance analog and mixed signal integrated circuits and high reliability semiconductors. The company’s semiconductors manage and control or regulate power, protect against transient voltage spikes and transmit, receive and amplify signals.

Microsemi’s products include individual components as well as integrated circuit solutions that enhance customer designs by improving performance and reliability, battery optimization, reducing size or protecting circuits. The principal markets the company serves included implanted medical, defense/aerospace and satellite, notebook computers, monitors and LCD TVs, automotive and mobile connectivity applications. More information may be obtained by contacting the company directly or by visiting its web site at http://www.microsemi.com. All trademarks are of Microsemi Corporation.

PLEASE READ THE FOLLOWING FACTORS THAT CAN MATERIALLY AFFECT MICROSEMI’S FUTURE RESULTS.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Any statements set forth in the news release that are not entirely historical and factual in nature are forward-looking statements. For instance, all statements of belief and expectations are forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Potential risks and uncertainties include, but are not limited to, such factors as changes in generally accepted accounting principles, the difficulties regarding the making of estimates and projections, including difficulties with periodic fluctuation and possible changes of numerous factors, difficulties in the hiring and retention of qualified personnel in a competitive labor market, acquiring and integrating new operations or assets, closing or disposing of operations or assets, or difficulties in transferring work from one plant to another, rapidly changing technology and product obsolescence, difficulties predicting the timing and amount of plant closure costs, the potential inability to realize cost savings or productivity gains and to improve capacity utilization, potential cost increases, weakness or competitive pricing environment of the marketplace, uncertain demand for and acceptance of the company’s products, results of in-process or planned development or marketing and promotional campaigns, changes in demand for products, difficulties foreseeing future demand, effects of limited visibility of future sales, potential non-realization of expected orders or non-realization of backlog, product returns, product liability, and other potential unexpected business and economic conditions or adverse changes in current or expected industry conditions, business disruptions, epidemics, disasters, wars or potential future effects of the tragic events of September 11, variations in customer order preferences, reductions or changes in defense spending, fluctuations in the costs of legal compliance, including compliance with the Sarbanes-Oxley Act of 2002, fluctuations in other costs of general and administrative kinds, fluctuations in market prices of the company’s common stock and potential unavailability of additional capital on favorable terms, difficulties in implementing company strategies, dealing with environmental matters or litigation, difficulties in determining and maintaining adequate insurance coverage, difficulties protecting patents and other proprietary rights, inventory obsolescence and customer qualification of products, manufacturing facilities and processes. In addition to these factors and any other factors mentioned elsewhere in this news release, the reader should refer as well to the factors, uncertainties or risks identified in the company’s most recent Form 10-K and subsequent Form 10-Q reports filed by Microsemi with the SEC. Additional risk factors shall be identified from time to time in Microsemi’s future filings. Microsemi does not undertake to supplement or correct any information in this release that is or becomes incorrect.

Investor Inquiries: David R. Sonksen, Microsemi Corporation, Irvine, CA (949) 221-7101.